Exhibit 4.8

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Issuer: Tri-S Security Corporation, a Georgia corporation (the “Company”)

Number of Shares: 150,000 shares

Class of Stock: Common (the “Shares”)

Exercise Price:  $4.80 per share, as the same may be from time to time adjusted pursuant to Article 2 hereof.

Issue Date: April 26, 2006

Expiration Date: April 26, 2009

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, BRE LLC (“Holder”) is entitled to purchase the number of fully paid and nonassessable Shares of the Company at the Exercise Price per Share set forth, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1                                   EXERCISE.

1.1                                 Method of Exercise. Subject to Section 1.6 below, this Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise, in substantially the form attached as Appendix 1, to the principal office of Company together with a check for the aggregate Exercise Price for Shares being purchased.

1.2                                 Fair Market Value. If the Shares are traded in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not traded in a public market, the Board of Directors of Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.3                                 Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant, Company shall deliver to Holder certificates for Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new Warrant representing Shares not so acquired.

1.4                                 Replacement of Warrants. On receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to Company or, in the case of mutilation, on surrender and cancellation of this Warrant, Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.5                                 Repurchase on Sale, Merger, or Consolidation of Company. For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of Company, or any reorganization, consolidation, or merger of Company where the holders of Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction. Upon the closing of any Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing, and the Exercise Price shall be adjusted accordingly; provided that if pursuant to such Acquisition the entire outstanding class of Shares issuable upon exercise of the unexercised portion of this Warrant are cancelled and the total consideration payable to the holders of such class of Shares consists entirely of cash, then, upon payment to the holder of this Warrant of an amount equal to the amount such holder would receive if such holder held Shares issuable upon exercise of the unexercised portion of this Warrant and such Shares were outstanding on the record date for the Acquisition less the aggregate Exercise Price of such Shares, this Warrant shall be cancelled.

1.6                                 Limitations on Exercise.

1.6.1                        Shareholder Approval. In no event shall the Holder of this Warrant be permitted to exercise this Warrant or any portion hereof pursuant to Article 1 hereof until the Company has obtained Shareholder Approval. No later than thirty (30) days after the termination of the Offering, the Company shall file with the Securities and Exchange Commission a preliminary proxy statement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with a Shareholder Meeting and shall seek to convene such meeting as promptly thereafter as practicable.

1.6.2                        Beneficial Ownership. In no event shall the Holder of this Warrant be permitted to exercise this Warrant or any portion hereof pursuant to Article 1 hereof if, upon such exercise, the number of shares of Common Stock to be issued pursuant to such exercise plus the number of shares of Common Stock beneficially owned by the Holder would exceed 9.99% of the number of shares of Common Stock then issued and outstanding, it being the intent of the Company and the Holder that the Holder not be deemed at any time to have the power to vote or dispose of greater than 9.99% of the number of shares of Common Stock issued and outstanding at any time. Nothing contained herein shall be deemed to restrict the right of the Holder to exercise this Warrant or any portion thereof at such time as such exercise will not violate the provisions of this Section 1.6.2. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this Section 1.6.2 applies (and without limiting any rights the Company may otherwise have), the Company may rely on the Holder’s determination of whether this Warrant is exercisable pursuant to the terms hereof, the Company shall have no obligation whatsoever to verify or confirm the accuracy of such determination, and the submission of a Notice of Exercise by the Holder shall be deemed to be the Holder’s representation that this Warrant is exercisable pursuant to the terms hereof.

1.6.3                        Certain Definitions. The following terms used in this Section 1.6 have the following respective meanings:

“Memorandum” means the Company’s Confidential Private Offering Memorandum dated July 26, 2005, as the same may be amended or supplemented from time to time.

“Offering” means the offer and sale of the Company’s securities as contemplated by the Memorandum.

“Shareholder Approval” means the affirmative vote of at least a majority of the votes cast at a Shareholder Meeting at which a quorum is present to approve the potential issuance in connection with the Offering of more than 20% of the outstanding shares of Common Stock for purpose of complying with the rules governing The Nasdaq Stock Market, Inc.

“Shareholder Meeting” means a meeting of the Company’s shareholders.

ARTICLE 2                                   ADJUSTMENTS.

2.1                                 Stock Dividends, Splits, Etc. If Company declares or pays a dividend on its common stock (or Shares if Shares are securities other than common stock) payable in common stock or other securities, subdivides the outstanding common stock into a greater amount of common stock, or, if Shares are securities other than common stock, subdivides Shares in a transaction that increases the amount of common stock into which Shares are convertible, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned Shares of record as of the date the dividend or subdivision occurred.

2.2                                 Reclassification, Exchange or Substitution. Except in the case of an Acquisition to which Section 1.5 is applicable, upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise of this Warrant, Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and property that Holder would have received for Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3                                 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares as to which this warrant is exercisable shall be proportionately decreased.

2.4                                 Adjustments for Diluting Issuances. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment, from time to time in the manner set forth on Exhibit A in the event of Diluting Issuances (as defined on Exhibit A).

2.5                                 No Impairment. Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. If Company takes any dilutive action affecting Shares or its common stock other than as described above that adversely affects Holder’s rights under this Warrant, the Exercise Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that such dilutive action is offset and the aggregate Exercise Price of this Warrant is unchanged.

2.6                                 Fractional Shares. No fractional Shares shall be issuable upon exercise of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of the Warrant, Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.7                                 Certificate as to Adjustments. Upon each adjustment of the Exercise Price, Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price in effect upon the date thereof and the series of adjustments leading to such Exercise Price.

ARTICLE 3                                   COVENANTS OF COMPANY.

3.1                                 Valid Issuance. Company shall take all steps necessary to insure that all Shares which may be issued upon the exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2                                 Notice of Certain Events. If Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, Company shall give Holder (1) in the case of the matters referred to in (a) and (b) above at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3                                 Information. So long as the Holder holds this Warrant and/or any of the Shares, Company shall deliver to Holder (a) promptly, copies of all notices or other written communications to which Holder would be entitled if it held Shares as to which this Warrant was then exercisable and (b) such other financial statements required under and in accordance with any loan documents between Holder and Company, or if there are no such requirements ~~[~~or if the subject loan(s) are no longer are outstanding, then within 45 days after the end of each of the first three quarters of each fiscal year, Company’s quarterly, unaudited financial statements and within 120 days after the end of each fiscal year, Company’s annual, audited financial statements.

3.4                                 Notice of Expiration. Company shall give Holder written notice of Holder’s right to exercise this Warrant in the form attached as Appendix 2 not more than 90 days and not less than 15 days before the Expiration Date and, in the case of an Acquisition to which the proviso of Section 1.5 shall be applicable, 15 days notice of such Acquisition. If the notice is not so given, the Expiration Date shall automatically be extended until 15 days after the date Company delivers the notice to Holder.

3.5                                 Registration Rights. The common stock issuable upon exercise of the Warrant shall have the same registration rights as are set forth in the Registration Rights Agreement, dated as of October 11, 2005, between Company and its investors, as from time to time in effect (the “Registration Rights Agreement” — a true copy of which as in effect on the date hereof has been furnished by Company to Holder), and by accepting this Warrant, Holder agrees to be subject to corresponding obligations of the Investors set forth in the Registration Rights Agreement as though Holder were named an Investor therein. Company agrees that no amendments will be made to the Investor Rights Agreement which would have an adverse impact on Holder’s registration rights thereunder.

ARTICLE 4                                   MISCELLANEOUS.

4.1                                 Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

4.2                                 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to Company, as reasonably requested by Company). Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or, if current information, as referenced in Rule 144(c), is available, Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f) and the Company is provided with a copy of Holder’s notice of proposed sale.

4.3                                 Transfer Procedure. Subject to the provisions of Section 4.3 Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant at any time to                                         , or to any other transferee acceptable to Company (which acceptance shall not be unreasonably withheld or delayed) by giving Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to Company for reissuance to the transferee(s) (and Holder if applicable). Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with Company.

4.4         Notices. All notices and other communications from Company to Holder, or vice versa, shall be in writing and shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or by overnight courier, at such address as may have been furnished to Company or Holder, as the case may be, in writing by Company or such Holder from time to time.

4.5         Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.6         Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to its principles regarding conflicts of law.

IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by its authorized officers, all as of the day and year first above written.

COMPANY

TRI-S SECURITY CORPORATION

		By	/s/ Ronald G. Farrell
		Name:	Ronald G. Farrell
		Title:	CEO

The undersigned Holder acknowledges and accepts the terms of this Warrant and represents that it is an “accredited investor,” as that term is defined in Rule 501 under the Securities Act of 1933, as amended:

BRE, LLC

By:	/s/ Max Eliscu
Name:	Max Eliscu
Title:	Manager

APPENDIX 1

Notice of Exercise

1.                                       The undersigned hereby elects to purchase               shares of the Common Stock of Tri-S Security Corporation pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2.                                       Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Name:

Address:

3.                                       The undersigned represents it is an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933, as amended, and it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature)

(Date)

APPENDIX 2

Notice that Warrant Is About to Expire

[Insert Date of Notice]

To:

Attn:

The Warrant issued to you described below will expire on October     , 2008.

Issuer:  Tri-S Security Corporation

Issue Date:  October     , 2005

Class of Security Issuable:  Common Stock

Exercise Price per Share:  $4.80

Number of Shares Issuable:

Procedure for Exercise:

Please contact                      at (      )        -        with any questions you may have concerning exercise of the Warrant. This is your only notice of pending expiration.

TRI-S SECURITY CORPORATION

By

Its:

EXHIBIT A

Anti-Dilution Provisions

In the event of the issuance (a “Diluting Issuance”) by Company, after the Issue Date of the Warrant, of Common Stock (or options or other rights to subscribe thereto or securities convertible into or exchangeable for Common Stock) at a price per share less than the Exercise Price, then the number of Shares issuable upon exercise of the Warrant and the Exercise Price, shall be adjusted as a result of Diluting Issuances in accordance with the following (provided that under no circumstances shall the aggregate Exercise Price payable by Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance):

1.               Definitions. As used in these Antidilution Provisions, the following terms have the following respective meanings:

(a)          “Option” means any right, option, or warrant to subscribe for, purchase, or otherwise acquire common stock or Convertible Securities.

(b)         “Convertible Securities” means any evidences of indebtedness, shares of stock, or other securities directly or indirectly convertible into or exchangeable for common stock.

(c)          “Issue”, means to grant, issue, sell, assume, or fix a record date for determining persons entitled to receive, any security (including Options), whichever of the foregoing is the first to occur. Any variation of the term “Issue” including, without limitation, “Issuable”, “Issuance” or “Issued” shall have the same meaning as set forth in this section 1(c).

(d)         “Additional Common Shares” means all common stock (including reissued shares) issued (or deemed to be issued pursuant to Section 2) after the date of the Warrant. Additional Common Shares does not include, however, any common stock issued in a transaction described in Sections 2.1 and 2.2 of the Warrant; any common stock Issued upon conversion of preferred stock outstanding on the date of the Warrant; the Shares; or common stock Issued as incentive or in a nonfinancing transaction to employees, officers, directors, or consultants to Company.

(e)          The shares of common stock ultimately Issuable upon exercise of an Option (including the shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security Issuable pursuant to an Option) are deemed to be Issued when the Option is Issued. The shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security (other than a Convertible Security Issued pursuant to an Option) shall be deemed Issued upon Issuance of the Convertible Security.

2.               Deemed Issuance of Additional Common Shares. The shares of common stock ultimately Issuable upon exercise of an Option (including the shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security Issuable pursuant to an Option) are deemed to be Issued when the Option is Issued. The shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security (other than a Convertible Security Issued pursuant to an Option) shall be deemed Issued upon Issuance of the Convertible Security. The maximum amount of common stock Issuable is determined without regard to any future adjustments permitted under the instrument creating the Options or Convertible Securities.

3.               Adjustment of Exercise Price for Diluting Issuances

3.1         Weighted Average Adjustment. If Company issues Additional Common Shares after the date of the Warrant and the consideration per Additional Common Share (determined pursuant to Section 9) is less than the Exercise Price in effect immediately before such Issue, the Exercise Price shall be reduced, concurrently with such Issue, to a price (calculated to the nearest hundredth of a cent) determined by multiplying the Exercise Price by a fraction:

(a)                                  the numerator of which is the amount of such common stock outstanding immediately before such Issue plus the amount of common stock that the aggregate consideration received by Company for the Additional Common Shares would purchase at the Exercise Price in effect immediately before such Issue, and

(b)                                 the denominator of which is the amount of common stock outstanding immediately before such Issue plus the number of such Additional Common Shares.

3.2         Adjustment of Number of Shares. Upon each adjustment of the Exercise Price, the number of Shares issuable upon exercise of the Warrant shall be increased to equal the quotient obtained by dividing (a) the product resulting from multiplying (i) the number of Shares issuable upon exercise of the Warrant and (ii) the Exercise Price, in each case as in effect immediately before such adjustment, by (b) the adjusted Exercise Price.

3.3         Securities Deemed Outstanding. For the purpose of this Section 3, all securities issuable upon exercise of any outstanding Convertible Securities or Options, warrants, or other rights to acquire securities of Company shall be deemed to be outstanding.

4.               No Adjustment for Issuances Following Deemed Issuances. No adjustment to the Exercise Price shall be made upon the exercise of Options or conversion of Convertible Securities.

5.               Adjustment Following Changes in Terms of Options or Convertible Securities. If the consideration payable to, or the amount of common stock Issuable by, Company increases or decreases, respectively, pursuant to the terms of any outstanding Options or Convertible Securities, the Exercise Price shall be recomputed to reflect such increase or decrease. The recomputation shall be made as of the time of the Issuance of the Options or Convertible Securities. Any changes in the Exercise Price that occurred after such Issuance because other Additional Common Shares were Issued or deemed Issued shall also be recomputed.

6.               Recomputation Upon Expiration of Options or Convertible Securities. The Exercise Price computed upon the original Issue of any Options or Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed when any Options or rights of conversion under Convertible Securities expire without having been exercised. In the case of Convertible Securities or Options for common stock, the Exercise Price shall be recomputed as if the only Additional Common Shares Issued were the shares of common stock actually Issued upon the exercise of such securities, if any, and as if the only consideration received therefor was the consideration actually received upon the Issue, exercise or conversion of the Options or Convertible Securities. In the case of Options for Convertible Securities, the Exercise Price shall be recomputed as if the only Convertible Securities Issued were the Convertible Securities actually Issued upon the exercise thereof, if any, and as if the only consideration received therefor was the consideration actually received by Company (determined pursuant to Section 9), if any, upon the Issue of the Options for the Convertible Securities.

7.               Limit on Readjustments. No readjustment of the Exercise Price pursuant to Sections 5 or 6 shall increase the Exercise Price more than the amount of any decrease made in respect of the Issue of any Options or Convertible Securities.

8.               30 Day Options. In the case of any Options that expire by their terms not more than 30 days after the date of Issue thereof, no adjustment of the Exercise Price shall be made until the expiration or exercise of all such Options.

9.               Computation of Consideration. The consideration received by Company for the Issue of any Additional Common Shares shall be computed as follows:

(a)                                  Cash shall be valued at the amount of cash received by Company, excluding amounts paid or payable for accrued interest or accrued dividends.

(b)                                 Property. Property other than cash shall be computed at the fair market value thereof at the time of the Issue as determined in good faith by the Board of Directors of Company.

(c)                                  Mixed Consideration. The consideration for Additional Common Shares Issued together with other property of Company for consideration that covers both shall be determined in good faith by the Board of Directors of Company.

(d)                                 Options and Convertible Securities. The consideration per Additional Common Share for Options and Convertible Securities shall be determined by dividing:

(i)             the total amount, if any, received or receivable by Company for the Issue of the Options or Convertible Securities, plus the minimum amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to Company upon exercise of the Options or conversion of the Convertible Securities, by

(ii)          the maximum amount of common stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) ultimately Issuable upon the exercise of such Options or the conversion of such Convertible Securities.